AMENDED AND RESTATED DISTRIBUTION AGREEMENT
FOR REGISTERED ANNUITY CONTRACTS
EXHIBIT A, SEPTEMBER 2018
This Amended and Restated Distribution Agreement for Registered Annuity Contracts (the
“Agreement”) is made effective as of September 27, 2018 by and between MEMBERS Life
Insurance Company (“MLIC”), a stock  life insurance company, and CUNA Brokerage Services,
Inc. (“CBSI” and, with MLIC, the “Parties”), a registered broker-dealer.
WHEREAS, the Parties wish to amend and restate their existing Amended and Restated
Distribution Agreement, amended most recently on January 7, 2016 and September 9, 2013 (the
“Prior Agreements”) and replace it with this Agreement.
NOW, THEREFORE, for good and valuable considerations, the Parties agree as follows:
1.Appointment. MLIC appoints CBSI to be an underwriter and distributor for MLIC's annuity contracts that might be offered from time to time, including both variable annuity contracts and registered modified annuity contracts, which require distribution under the auspices of a registered broker-dealer (together, the “Registered Annuity Products”).
2.Duties of CBSI.
a.Registration Under the 1934 Act. CBSI is registered as a broker-dealer under the
Securities Exchange Act of 1934 (the “1934 Act”) and has secured and will maintain authorizations, licenses, qualifications, and permits necessary to perform its obligations under this Agreement in those states requested by MLIC.
b.Membership in the Financial Industry Regulatory Authority. CBSI currently holds and shall maintain a membership in the Financial Industry Regulatory Authority (“FINRA”).
c.Responsibility for Distribution of Registered Annuity Products.  CBSI shall be responsible for entering into Selling Agreements with independent Broker Dealers for distribution of the Registered Annuity Products. In this capacity CBSI shall be responsible for determining if the independent broker dealers are interested in distributing the products, are qualified to distribute the products, are financially responsible and have adequate supervisory systems to manage appropriate sales of the products.  The independent Broker Dealers contracted by CBSI shall be responsible for reviewing the suitability of sales by their representatives, training their representatives and seeing that all sales are made in compliance with applicable laws and regulations.
CBSI shall also be allowed to engage in retail sales of the products and shall be responsible for its registered representatives activities when they are engaged in retail sales activities.
d.Responsibility for Securities Activities of Persons Engaged in Distribution..
CBSI shall be responsible for the securities activities of all persons who are engaged directly or indirectly in the distribution operations for the Registered Annuity Products,

including but not limited to training, supervision, and control as contemplated under appropriate provisions of the 1934 Act and regulations thereunder and by the rules of
FINRA. All persons directly or indirectly involved in such activities relating to the
Registered Annuity Products shall be registered representatives or registered principals of CBSI as appropriate to their activities. Also, each registered representative selling the
Registered Annuity Products and at least one registered principal shall be properly licensed as an insurance agent of MLIC.
Further, CBSI represents and warrants that during the term of this Agreement, it will maintain and implement (a) policies and procedures designed to comply with all applicable rules of FINRA, including but not limited to rules relating to suitability of annuity recommendations, (b) a training program for its registered representatives designed to ensure that such persons gather information concerning a customer’s financial status, tax status, investment objective and other relevant information prior to recommending the purchase or exchange of an annuity contract and (c) a reasonable system of sales supervision designed to achieve compliance with the rules of FINRA.
CBSI agrees to provide a report to MLIC upon request, certifying that CBSI is in compliance with items (a) through (c) above. Each such report shall be certified by a senior manager of CBSI who has responsibility for items (a) through (c). CBSI understands and acknowledges that MLIC may conduct an inspection and/or audit of
CBSI on a periodic basis to ensure compliance with items (a) through (c) above, and
CBSI agrees to make reasonable accommodation to MLIC to enable MLIC to inspect documents directly related to the sale and suitability of any Registered Annuity Product, which documents CBSI shall be responsible for maintaining.
e.Appointment of Registered Persons and Maintenance of Personnel Records.  CBSI shall have the authority and responsibility for the appointment and registration of those persons who will be registered representatives and registered principals. CBSI shall direct the maintenance of all personnel records of such persons.
f.Maintenance of Net Capital. CBSI shall maintain required net capital at levels which will comply with maximum aggregate indebtedness provisions under the provisions of the
1934 Act, any regulation thereunder, and any FINRA rules
g.Required Reports. CBSI shall have the responsibility for preparation and submission of any reports or other materials required by any regulatory authority having proper jurisdiction.
h.Limitations on Authority.  CBSI is not authorized to give any information or to make any representations concerning the Registered Annuity Products of MLIC other than the statements contained in the current registration statement filed with the Securities and
Exchange Commission or such sales literature as may be authorized by MLIC.
3.Duties of MLIC.
a.Maintenance of Accounting Records. Except as set forth above, MLIC shall maintain and hold, on behalf of and as agent for CBSI, those records pertaining to Registered Annuity
Products required to be maintained and preserved by the 1934 Act, any regulations thereunder, and any applicable FINRA rules. All such books and records are, and shall at all times remain, the property of CBSI and shall at all times be subject to inspection by duly authorized officers, auditors, and representatives of CBSI and by the Securities and
Exchange Commission, FINRA, and other regulatory authorities having proper jurisdiction.
b.Confirmation of Transactions. On behalf of CBSI and acting as agent for CBSI, MLIC shall confirm all transactions required to be confirmed in the form and manner required by the 1934 Act, any regulations thereunder, and any FINRA rules.
c.Furnishing Materials. MLIC shall furnish to CBSI copies of prospectuses, financial statements and other documents which CBSI reasonably requests for use in connection with the solicitation, sale and distribution of the Registered Annuity Products.
4.Compensation. As compensation for services to be performed pursuant to this Agreement,
MLIC shall pay CBSI the amounts specified in Exhibit A in the manner set forth in such
Exhibit.
5.Term and Termination.  This Agreement shall commence on the Effective Date and shall continue for an indefinite period. This Agreement may be terminated at any time by either party upon written notice to the other stating the date when such termination shall be effective, provided that this Agreement may not be terminated or modified by either party if the effect would be to put CBSI out of compliance with the “net-capital” requirements of the
1934 Act. Default of any kind shall not have the effect of terminating this Agreement. Notice of termination shall be provided to the Iowa Commissioner of Insurance.
6.Oversight; Annual Review.  MLIC shall maintain oversight for the actions taken by CBSI hereunder.  At least annually, the Parties hereto shall review the provision of goods and services hereunder to ensure that they have been provided in an acceptable manner.
7.Miscellaneous.
a.Other Agreements. This Agreement supersedes any and all agreements, including the
Prior Agreements, previously made by the parties relating to the subject matter hereof, and there are no understandings or agreements other than those incorporated in this
Agreement; provided, however, the Parties shall cooperate to create any necessary audit documentation regarding the amounts paid under this Agreement, and any previous such documentation shall not be superseded by this Agreement.
b.Books and Records.
i.Ownership of Records. Except as otherwise set forth herein, all business records and reports, studies, documents and other information generated pursuant to or relating to this Agreement or the goods and services provided hereunder (the
“Records”) are and shall remain the property of the Party that created them.

ii.Access to Records. Each Party shall make reasonably available to the other Party, their agents, attorneys and accountants, at all times during normal business hours, all applicable Records owned by it under subsection (b)(i). Each Party shall promptly respond to any questions from the other Party with respect to applicable
Records and shall confer with one another at all reasonable times, upon request, concerning this Agreement and the Parties’ applicable operations.
iii.Insurers’ Books and Records. Notwithstanding the foregoing, any books and records that are required, by applicable law, to be the property of a Party that is an insurance company shall be the property of that insurance company.
iv.Other. Payments to and on behalf of each Party shall be properly reflected on the books and records of each Party, so as to be in compliance with applicable law and regulation.
c.Indemnification. Each Party (the “Indemnitor”) will indemnify the other Party (an
“Indemnitee”) and the Indemnitee’s directors, shareholders, officers, agents and employees and hold each of them harmless from and against any losses, damages, judgments and other costs, fees and expenses, including reasonable attorneys’ fees, resulting from any breach by the Indemnitor of this Agreement or from the gross negligence, fraud or willful misconduct of employees and permissible contractors and agents of the Indemnitor.
d.No Advancements. Except as explicitly contemplated by this Agreement, no Party shall make any advancement to the other Party hereunder. In no event may a Party hereunder make any advancements to the other Party, except to pay for services provided hereunder.
e.Receivership of a Party. If a Party is placed in receivership or seized by an insurance commissioner or department, then (a) all rights of such Party shall extend to the appropriate insurance commissioner, receiver and/or insurance department and (b) all
Records shall be made available to the insurance commissioner, receiver and/or insurance department and shall be turned over to the insurance commissioner, receiver and/or insurance department immediately upon request. If any Party is placed in receivership or seized by an insurance commissioner or department, then the other Parties shall continue to maintain any systems, programs and other infrastructure used or useful to provide the goods and services pursuant to this Agreement so long as such Party is receiving timely payments required by this Agreement.
f.Funds and Invested Assets. All funds and invested assets of a Party shall remain the exclusive property of such Party, and shall remain subject to the control of such Party.
g.Governing Law.  This Agreement shall be governed by the laws of the State of Iowa.

IN WITNESS WHEREOF, the undersigned, as duly authorized officers, have caused this
Agreement to be executed on behalf of their respective companies.
MEMBERS Life Insurance CompanyCUNA Brokerage Services Inc.
/s/David M. Sweitzer____________/s/Steven R. Suleski
By:  David M. SweitzerBy:  Steven R. Suleski
Title:  President and CEOTitle:  Secretary

Exhibit A
(Effective September27, 2018)
1 .MLIC shall pay no more dealer concession to CBSI than it pays to independent broker dealers (broker dealers that are not affiliates of MEMBERS Life or CMFG Life) for sales of the Registered Annuity products.  The dealer’s concession for retail sales shall be in an amount that does not exceed that rate described in the Registration Statement for the Registered Annuity Product or an amount which is the actuarial equivalent of the rate described in the Registration Statement.

2.CBSI shall pay to its registered representatives and to other broker dealers the compensation specified in the various agreements between the parties for products sold by such registered representatives on behalf of MLIC.  MLIC may also choose to pay compensation to independent broker dealers and their representatives directly rather than through CBSI.
All fee payments shall be due within 30 days of presentment in good order.  Presentment shall occur monthly or at other times agreed upon by the Parties, but in no event less frequently than quarterly.